Exhibit 99.3

VIAVID
communications simplified.

# PeerStream, Inc.

## Third Quarter 2019 Earnings Conference Call

## November 07, 2019

C O R P O R A T E P A R T I C I P A N T S

Stephanie Prince, Investor Relations, PCG Advisory Group

Alex Harrington, Chief Executive Officer & Principal Financial Officer

P R E S E N T A T I O N

Operator:

Good day and welcome to the PeerStream, Inc. Third Quarter 2019 Earnings Conference Call. Today's conference is being recorded. At this time I would like to turn the conference over to Stephanie Prince, PCG Advisory.

Stephanie Prince:

Thank you, Chloe, and good afternoon, everyone.

Welcome to the PeerStream Third Quarter 2019 Earnings and Business Update Call. With me on the call is Alex Harrington, Chief Executive Officer and Principal Financial Officer.

I would like to remind everyone that earlier today we issued a presentation to accompany this call. The presentation can be accessed on the Company's website at PeerStream.com under the Quarterly Earnings tab of the News section, or by following the links on PeerStream's homepage.

Before I turn the call over to Management I would like to inform everyone that certain statements made during today's conference call that are not statements of historical fact, including those concerning future plans, objectives, goals, strategies or performance, are forward-looking statements. These statements reflect the good faith, beliefs and judgment of PeerStream's Management and are based on currently available information only as of the date of this conference call.

These statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the current expectations. These factors include those described in the Risk Factors section of the Company's periodic reports filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance and the Company expressly disclaims any obligation to update earlier statements as a result of new information except where required by law.

Certain non-GAAP measures may be discussed during today's presentation including Adjusted EBITDA. Adjusted EBITDA has been calculated consistent with the manner in which it is defined in PeerStream's periodic reports filed with the SEC. Adjusted EBITDA has been reconciled for the nearest applicable GAAP measure in this presentation and in PeerStream's earnings release, which is also available under the Quarterly Earnings tab of the News section of PeerStream's website, which once again is PeerStream.com.

I'd now like to turn the call over the Alex Harrington. Alex?

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Alex Harrington:

Thank you, Stephanie, and thank you all for joining us today. As Stephanie said, I encourage you all to access the earnings call presentation available on our website, www.PeerStream.com.

Q3 2019 was a transitional period for PeerStream with a revenue shortfall reflecting the period after our termination of the ProximaX agreement at the end of Q2, but before our secure communication sales pipeline yields revenue as we anticipate that it will. However, there were key strategic developments in the quarter that we believe are indicative of growth and a bright future for the Company. And let's advance to Page 3 to start by reviewing those.

Dating back 20 years, PeerStream has always had exceptionally strong core technology and that technology became the foundation of a suite of social apps that has served nearly 0.5 billion end-users. This consumer chat business cultivated a high degree of competency in communications and network security simply to deliver our end users an experience without disruption from bad actors on the Web.

That technology strength allowed us to bring that secure communications capability to market as a B2B service starting with the ProximaX technology services agreement in 2018, and now with exciting sales prospects with the Federal Government and enterprise. We believe that our core technology and tech talent base remains a competitive advantage of the business and a central theme in the forward-looking business opportunity.

Moving on to Slide 4, this is a recap of our secure communications solution. There are really two complementary products which together offer a solution for maximum-security in voice, video, text and data communications. These products are not designed for mainstream consumer use, but for the most sensitive communication situations; military, intelligence, emergency response: highly confidential corporate communication.

The first part of the solution is PeerStream Protocol, which is a software that supports routing of data and communications over a mesh network that protects not only the content but also the identity of the sender and the recipient. The second product is Backchannel which interfaces with PeerStream Protocol to receive the confidential delivery of the content from the network and renders that content securely on a device for end user consumption.

The combined benefits of these two products present a distinctive security offering to the market which is being well received as we discuss on Page 5. We are now targeting government and enterprise in the $45 billion segment of the information security industry per Gartner's market sizing.

The Federal Government appears to represent approximately one-third of that market and we have found the federal government customer prospects to be very receptive to our solution, and have built our pipeline to more than 70 active customer dialogues. Among these are government contract opportunities with the military and other departments that could result in significant multiyear deals.

Though we cannot yet pinpoint a timeline to close any particular deal, we are starting to get concrete interest. On October 30 we announced a nonbinding MOU with VertiPrime, a military contractor, with the intention to provide our technology and services should they win an upcoming Air Force contract award.

Segueing now to the consumer app side of the business on Page 6, we continue to see opportunities to reinvigorate our video chat products, particularly Paltalk and Camfrog, which are the largest contributors to revenue. We have a remarkably stable base of subscription revenue, though a portion of that is driven by virtual gifts which can fluctuate and be subject to declines in user activity.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Driving new user activity and adoption has been challenging due to the crowded competitive environment. So, in October 2019 we launched our consumer app platform strategy outlined on Page 7. As mentioned, we believe our proprietary consumer app tech platform is a core strength of the Company, and can potentially scale to support much larger communities offering our video, voice and chat features, as well as robust user monetization.

We are now pursuing a strategy to make our video chat platform available to third-party partners who possess large user communities by co-branding our products, prospectively improving partner engagement, retention and monetization. We envision the financial upside of these deals to be via revenue sharing arrangements. On October 18, 2019 we struck the first such deal.

We signed an agreement with a community of over 35 million monthly active users. They will promote a co-branded version of the Paltalk video chat program to their user base on a trial basis and PeerStream and the partner will share in revenues generated from the partner's user activity.

Another consumer apps initiative is outlined on Page 8. We are excited about our prospective participation in the Props network and wanted to give an update. As previously announced, we are launch partners with YouNow and Props, a crypto project designed as a reward currency for loyalty end users of an independent network of apps.

We anticipate Paltalk and Camfrog will be among the first apps to integrate the Props token-based user reward system creating incentives for users to perform beneficial community building activity with a potential to improve user retention and monetization. PeerStream expects to benefit from user loyalty improvements and we also have the potential to earn a valuable crypto currency stake in the Props' token network.

Props has been qualified by YouNow's Reg A+ offering of Props Tokens. So, this is a token approved for distribution by the SEC. Presently we are awaiting regulatory approval of the Camfrog Props distribution plan, which were filed at the end of September.

On Page 9 we discuss another important initiative, cost savings. In Q3 we continued to focus on streamlining the cost side of the business especially in light of the expected revenue shortfall, and made what we believe to be significant progress.

We reduced third quarter expenses year-over-year by 17.2% and sequentially by 9.1%. That's year-over-year savings of approximately $841,000 experienced in Q3 2019. This was in large part driven by headcount reductions of 26% between December 31, 2018 and September 30, 2019. We anticipate further cost reductions to right-size operations and reduce or eliminate cash consumption.

With that we'll turn to the financial review that starts on Page 10. As you may remember, we sold our dating services business in January 2019. In viewing our financials, please keep in mind those operations are now reported as discontinued operations in our financial statements for both current and past periods.

Moving on to the year-over-year revenue comparison on Page 11, third quarter 2019 revenue declined 44.2% to $3.0 million compared to revenue of $5.3 million from the third quarter of 2018. The majority of that decline can be attributed to technology services since our agreement with ProximaX ended June 30, 2019.

Our technology services area is a relatively new line of business which only had one customer to date. We remain hopeful that our secure communications product and sales efforts will result in additional revenue that fills the revenue shortfall resulting from the discontinuation of ProximaX revenue. Due to the nature of this business we expect unpredictable and lumpy results while it begins to grow.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Subscription revenue declined by nearly 21% to $2.8 million in the third quarter. This was primarily due to a decrease in virtual gift purchases, though a decreasing subscriber count contributed as well. We believe that if our consumer apps platform strategy is successful there is potential for a flow of new customers that might reverse this virtual gift volume trend.

On Page 12 we discuss earnings. Q3 net loss increased by $1 million year-over-year to $1.6 million. Again, this was largely driven by the decline in technology services revenue of $1.4 million.

As we discussed last quarter, we gave guidance that technology services revenue would drop dramatically, which would affect earnings as well. Contemplating this revenue decrease, we put in place the significant cost reduction program that I spoke about to conserve cash during the transition while we seek to scale up secure communications revenue. These cuts partially offset the revenue shortfall in arriving at the net loss, but we will continue to benefit from the lower level of expenses going forward.

Q3 2019 Adjusted EBITDA was a loss of approximately $601,000 and, again, the unfavorable comparison to the third quarter of 2018 is mostly due to our termination of the ProximaX agreement.

On Page 13 we review cash flow dynamics. Net cash flow for the three months ended September 30, 2019 was negative $1.0 million. Cost cutting offset cash burn for the first half of 2019 and we're working to drive that burn still lower with the larger reductions in cost and cash consumption that we put into place over the course of the third quarter.

Cash and equivalents were approximately $3.6 million at September 30, 2019 and we remain debt-free with approximately $634,000 of noncurrent operating lease obligations. We continue to believe that we have sufficient working capital to execute on our growth plans.

That concludes our prepared remarks for today. We are excited about the future prospects of the business and would be delighted to handle any questions. With that I'll turn it over to Chloe, our operator.

Operator:

Thank you. If you would like to ask a question please signal by pressing star, one on your telephone keypad. If you are using a speaker phone please make sure your mute function is turned off to allow your signal to reach our equipment. A voice prompt on the phone line will indicate when your line is open. Again press star, one to ask a question. We will pause for just a moment to allow everyone an opportunity to signal for questions.

There are no questions on the phone line at this time. I'd like to turn the conference back over to you. Thank you.

Alex Harrington:

Thank you. Well, thanks, everyone, for joining today. Let us know if you have any questions. We look forward to future communications with our shareholders. Thanks again.

Operator:

This concludes today's call. Thank you for your participation. You may now disconnect.

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ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com